Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Jennifer Spaude, HickoryTech, Ph: 507-386-3765

HickoryTech to Acquire Fargo-based IdeaOne Telecom
Transaction is another significant step in company’s transformation

•	Acquisition provides immediate access to serve Fargo area metro customers
•	Adds 225 fiber route miles to company’s regional fiber network
•	Expands strategic product lines, adds 3,600 new customers
•	Acquisition recorded 2010 revenue of $11.1 million, 85 percent in business services
•	Expected to be accretive on a free cash flow basis

MANKATO, Minn., Dec. 6, 2011 — HickoryTech Corporation (NASDAQ: HTCO) announced today it has entered into a definitive agreement to acquire IdeaOne Telecom Group, LLC, a metro fiber network provider in Fargo, North Dakota, in an all-cash transaction valued at $28 million with routine adjustments for capital expenditures and working capital.

“This acquisition further advances our strategy of growing our business and broadband services,” said John Finke, HickoryTech president and chief executive officer.  “Last year, we extended our fiber network to Fargo.  This transaction gives us immediate access to the market, making our entire portfolio of business services available to IdeaOne customers. The completion of our Broadband stimulus route from Brainerd, Minn. to Fargo, North Dakota in 2012 will further enhance our capabilities and services in this market.”

IdeaOne provides data networking, Internet, colocation, phone and hosting services to approximately 3,600 business and residential customers in the Fargo area. The company has 40 employees.  The acquisition will add 225 fiber route miles to HickoryTech’s regional network.  The fiber network facilities, which extend to 650 on-net fiber-lit buildings, include: multiple 10 GB fiber rings, ethernet capabilities, soft-switching infrastructure, and colocation services.

 “We are confident HickoryTech and Enventis will provide quality support and expanded services to IdeaOne customers,” said Bob Johnson, IdeaOne president and chief executive officer.  “Our customers and the greater Fargo and Moorhead area will benefit from the redundant, regional fiber network and expanded capabilities as these two companies join together.  Like IdeaOne, HickoryTech is committed to providing local service and quality support to their customers.”

IdeaOne recorded fiscal 2010 revenue of $11.1 million, the majority of which was from the business customer base.  This transaction adds approximately 1,900 business customers and 1,700 residential customers.

“We are very pleased to announce the combination of HickoryTech and IdeaOne,” Finke said.  “The employees of IdeaOne have built a solid company and provided their customers with exceptional customer service and quality products.  We feel our two companies will blend together well and we are pleased to welcome them to the HickoryTech family.”

Financing
HickoryTech expects to finance the transaction with existing liquidity through cash reserves and additional term debt available under its existing credit facility.  The senior credit agreement, which was originated in August 2011, has specific provisions for acquisition opportunities, such as this transaction.  The company operates with a leverage ratio (proportion of debt to EBITDA) of less than three-to-one, and it is not anticipated that this ratio will be exceeded after closing on this transaction.

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Approvals and Anticipated Closing
The boards of both companies have approved the transaction, which is expected to close in the first quarter of 2012, subject to certain conditions, including necessary regulatory approvals from state and federal authorities.

Conference Call and Webcast
HickoryTech will hold a conference call on Tuesday, Dec. 6 at 11 a.m. CDT to discuss the transaction.  Interested parties can access the call by dialing 877-774-2369, conference ID 28493264.  A simultaneous webcast of the call and presentation will be available on the Investor Relations page at http://investor.hickorytech.com.  A replay of the call will be available on the company’s Investor Relations website or by calling 855-859-2056 or 800-585-8367, conference ID 28493264.

About Idea One
IdeaOne Telecom Group, LLC is a Fargo, North Dakota facilities-based competitive local exchange carrier (CLEC) formed by members in 1998 to develop and operate a CLEC in the Fargo and West Fargo, North Dakota and Moorhead, Minnesota markets.

About HickoryTech
HickoryTech Corporation is a leading communications provider serving business and residential customers in the upper Midwest.  With headquarters in Mankato, Minn., the corporation has 460 employees and an expanded, multi-state fiber network spanning more than 3,250 route miles serving Minnesota, Iowa, North Dakota and South Dakota.  Enventis provides IP-based voice and data solutions, MPLS networking, data center and managed hosted services and communication systems to businesses across a five-state region.  HickoryTech delivers broadband Internet, Digital TV, voice and data services to businesses and consumers in southern Minnesota and northwest Iowa. The Company trades on the NASDAQ, symbol: HTCO, and is a member of the Russell 2000 Index.  For more information, visit www.hickorytech.com.

Forward-looking statement
Certain statements included in this press release that are not historical facts are "forward-looking statements." Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management's beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. HickoryTech undertakes no obligation to update any of its forward-looking statements, except as required by law.

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